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                                                                     EXHIBIT 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

         SportsNuts.com International, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is SportsNuts.com International, Inc., and it was originally incorporated under the name of Durwood, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware of July 12, 1996. A Restated Certificate of Incorporation changing the corporate name to SportsNuts.com International, Inc. was filed with the Secretary of State of the State of Delaware on April 6, 1999.

         2. Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

         3. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                          CERTIFICATE OF INCORPORATION
                                       OF
                       SPORTSNUTS.COM INTERNATIONAL, INC.

                                 ARTICLE I. NAME

         The name of the corporation is SPORTSNUTS.COM INTERNATIONAL, INC. (the "Corporation").

                          ARTICLE II. REGISTERED OFFICE

         The address of the Corporation's registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of the registered agent at such address is Corporation Service Company.

                              ARTICLE III. PURPOSE

         The purpose or purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                            ARTICLE IV. CAPITAL STOCK

         The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The number of shares of Preferred Stock authorized to be issued is Twenty Million (20,000,000). The number of shares of Common Stock authorized to be issued is Two Hundred Million (200,000,000). The Preferred Stock and the Common Stock shall each have a par value of $.002 per share.

     (a) Provisions Relating to the Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder's name on the records of the Corporation on each matter submitted to a vote of the stockholders, except as otherwise required by law.



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         (b) Provisions Relating to Preferred Stock. The Board of Directors (the
"Board") is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in accordance with Sections 102(a) and 151(a) of the General Corporation Law of Delaware, in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualification, limitations or restrictions thereof.

                          ARTICLE V. BOARD OF DIRECTORS

         (a) Number. The number of directors, constituting the entire Board shall be fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the terms of any director at any time in office.

         (b) Classified Board. The Board shall be divided into three classes, as nearly equal in numbers as the then total number of directors constituting the entire Board permits with the term of office of one class expiring each year. At the first annual meeting of the stockholders, directors of the first class will be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class will be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of the third class will be elected to hold office for a term expiring at the third succeeding annual meeting.

         (c) Vacancies. Vacancies on the Board shall be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Board, or by election at an annual meeting or at a special meeting of the stockholders called for that purpose.

         (d) Election of directors need not be by written ballot.

                               ARTICLE VI. BY-LAWS

         In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation.

                             ARTICLE VII. LIABILITY

         To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of this Article VII will not eliminate or reduce the affect of any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

                    ARTICLE VIII. SPECIAL VOTING REQUIREMENTS

         The following actions, when submitted to the stockholders of the Corporation for their consideration, shall require the affirmative vote of at least 66-2/3% of the outstanding Common Stock of the Corporation: amendment of Sections (a), (b), or (c) of Article V of the Certificate of Incorporation. The foregoing voting requirements shall not otherwise be deemed to affect the voting rights granted by this Certificate of Incorporation, by By-Laws, or the Delaware General Corporation Law, to the Board.



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         IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed under the seal of the Corporation this 25th day of June, 2000.


                                        SPORTSNUTS.COM INTERNATIONAL, INC.


                                     By: /s/ Kenneth I. Denos
                                        ----------------------------------------
---                                          Kenneth I. Denos, Secretary



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